EXHIBIT 5.01
OPINION OF WILSON SONSINI GOODRICH & ROSATI
September 18, 2006
Gartner, Inc.
56 Top Gallant Road
Stamford, Connecticut 06902
RE: REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have examined the registration statement on Form S-3 filed by you with the Securities and Exchange Commission (the “Commission”) on September 18, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, of 2,200,000 shares of common stock, par value $0.0005 per share, (the “Shares”) to be offered and sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.
     Based upon and subject to the foregoing, we are of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.
     We are opining herein as to the effect on the subject transactions only of the federal laws of the United States, the General Corporation Law of the State of Delaware, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation